Production Agreement for
                        Prod IV (Model P-4R) Radio Units

                                TABLE OF CONTENTS

Section           Title

1.                DEFINITIONS...............................................  1

2.                PRODUCTION SCOPE..........................................  2
                  2.1      Production.......................................  2
                  2.2      Minimum Purchase Amount..........................  3
                  2.3      Frequency Variation..............................  3
                  2.4      Supplier Relationship............................  3
                  2.5      InterDigital Supply..............................  3

3.                ORDER AND ROLLING FORECAST................................  3
                  3.1      Rolling Forecast.................................  3
                  3.2      Purchase Order Requirements .....................  4
                  3.2      Additional Requirements..........................  4
                  3.3      Forecast Accuracy................................  4

4.                PRICE AND PAYMENT.........................................  4
                  4.1      Price............................................  4
                  4.2      Schedule.........................................  4
                  4.3      Price Adjustments................................  4

5.                DELIVERY AND TITLE........................................  5
                  5.1      Shipping Requirements............................  5
                  5.2      Packaging and Other Requirements.................  5
                  5.3      Product Title....................................  5
                  5.4      Delivery Date....................................  5

6.                INSPECTIONS...............................................  5
                  6.1      ISO Standards....................................  5
                  6.2      Inspection Procedure Approval....................  5
                  6.2      Outgoing Product Inspection......................  5
                  6.3      Incoming Product Inspection......................  5
                  6.4      Nonconforming Products...........................  5
                  6.5      On-Site Inspections..............................  6

7.                CHANGES...................................................  6
                  7.1      Purchase Orders..................................  6
                  7.2      Design Changes...................................  6

8.                CONFIDENTIAL INFORMATION..................................  7
                  8.1      Designation of Confidential Information..........  7
                  8.2      Nondisclosure....................................  7
                  8.3      Exceptions.......................................  7
                  8.4      Limitations......................................  7

                  8.5      Survival.........................................  7

9.                TERM, TERMINATION AND EXPIRATION..........................  8
                  9.1      Term.............................................  8
                  9.2      Termination Without Cause........................  8
                  9.3      Termination For Cause............................  8

                  9.5      Cancellation.....................................  9
                  9.6      Return of Confidential Information...............  9
                  9.7      Survival/Final Delivery..........................  9

10.               WARRANTY..................................................  9
                  10.1     Warranty.........................................  9
                  10.2     Notification/Remedy.............................. 10
                  10.3     Marking.......................................... 10
                  10.4     Non-Waiver....................................... 10
                  10.5     Warranty Limitation.............................. 10
                  10.6     Title Warranty................................... 10
                  10.7     LIMITATION....................................... 10

11.               OUT-OF-WARRANTY SERVICE................................... 10

12.               INSURANCE AND INDEMNIFICATION............................. 10
                  12.1     Indemnification.................................. 10
                  12.2     Insurance........................................ 11
                  12.3     LIMITATION OF LIABILITY.......................... 11

13.               INTELLECTUAL PROPERTY..................................... 11
                  13.1     Pre-Existing Intellectual Property............... 11
                  13.2     Developed Proprietary Information................ 11
                  13.3     Third Party Intellectual Property Rights......... 11

14.               ARBITRATION............................................... 12

15.               FORCE MAJEURE............................................. 12

16.               NOTICES................................................... 12
                  16.1     Notice Requirements.............................. 12
                  16.2     Receipt.......................................... 13

17.               SEVERABILITY.............................................. 13

18.               SUBCONTRACTING............................................ 13

19.               LIENS..................................................... 13

20.               WAIVER.................................................... 13

21.               ASSIGNMENT................................................ 13

22.               AMENDMENT................................................. 14

23.               ENTIRE AGREEMENT.......................................... 14

24.               HEADINGS.................................................. 14

25.               GOVERNING LAW............................................. 14

26.               TAXES..................................................... 14

27.               INDEPENDENT CONTRACTOR.................................... 14

28.               LABELING  ................................................ 14

29.               PUBLIC ANNOUNCEMENTS.  ................................... 15

                              PRODUCTION AGREEMENT

THIS PRODUCTION AGREEMENT (the "Agreement"), made and entered into this 1st day March of 1996 ("Effective Date") by and between INTERDIGITAL COMMUNICATIONS CORPORATION, a Pennsylvania corporation having its principal place of business at 781 Third Avenue, King of Prussia, PA 19406-1409, USA (hereinafter referred to as "InterDigital") and KENWOOD CORPORATION, a Japanese corporation having its principal place of business at 1-14-6, Dogenzaka, Shibuya-ku, Tokyo 150, Japan (hereinafter referred to as "Kenwood").

                               W I T N E S S E T H

WHEREAS, InterDigital has entered into and believes in the future it will enter into agreements with customers to supply and/or install communications equipment in certain locations and within specified period of time, which communications equipment will include the RF radio units ("Customer Agreements"); and

WHEREAS, time, pricing and performance are the essence of such Customer Agreements; and

WHEREAS, InterDigital has developed a specification for an RF radio unit to be incorporated in Prod IV, a subscriber unit, to be supplied under Customer Agreements; and

WHEREAS, InterDigital and Kenwood have entered into an agreement for the development of a prototype of the RF radio unit (the "Development Agreement" as further defined below); and

WHEREAS, Kenwood has expertise in the manufacture of products similar to the RF radio unit and is desirous of manufacturing RF radio unit for InterDigital; and

WHEREAS, InterDigital desires to engage Kenwood on a non-exclusive basis, but subject to minimum purchase quantities, to manufacture specified units of the Product (as hereinafter defined), under and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound, the parties hereto agree as follows:


1.       DEFINITIONS

1.1 "Delivery Date" shall mean the date when a quantity of Product (as hereinafter defined)agreed to and established by InterDigital and Kenwood as set forth in Section 3.1 is to be loaded on a vessel at the Shipping Location (as hereinafter defined). Standard Delivery Date shall be the end of the fifth month after Purchase Order issue.

1.2 "Defect" shall mean any non-conformity of the Product to Engineering Specifications (as hereinafter defined) or the Pre-Production Model (as hereinafter defined).

1.3 "Development Agreement" shall mean the Development Agreement for the PROD IV (Model P-4R) Radio Units dated March 1, 1996, as may be amended from time to time, between InterDigital and Kenwood.

1.4 "Engineering Specifications" shall mean the drawings and specification documents containing the physical, mechanical, electrical, interface and protocol specifications of the Product (as hereinafter defined) as accepted by InterDigital pursuant to the Development Agreement and as may be amended from time to time as provided herein.

1.5 "Intellectual Property" shall mean any and all patents, patent applications, trademarks, copyrights, proprietary know-how, trade secrets, processes, designs, discoveries, innovations, inventions or other tangible or intangible intellectual property rights.

1.6 "Pre-Production Model" shall mean the final sample of the printed circuit board for the RF analogue circuitry, which is a part of the subscriber unit developed by InterDigital, and which is accepted by InterDigital pursuant to the Development Agreement.

1.7 "Product" shall mean the full assembled circuit card assembly for the RF analogue circuitry, including all InterDigital Components (as defined in Section 2.5), which is a part of the subscriber unit developed by InterDigital, to be manufactured by Kenwood pursuant to the requirements of this Agreement.

1.8 "Purchase Order" shall mean any firm order for Products issued by InterDigital to Kenwood during the term of this Agreement.

1.9 "Shipping Destination" shall mean the InterDigital's receiving warehouse in King of Prussia, Pennsylvania or such other destination in the continental United States as InterDigital may designate in writing to Kenwood from time to time.

1.10 "Shipping Location" shall mean the loading port of the Products in Japan.

1.11 "Outgoing and Incoming Inspection Regulations and Standards" shall mean the regulations, rules and standards agreed upon by InterDigital and Kenwood and as may be amended from time to time by agreement of the parties, to be used by Kenwood to conduct outgoing Product inspection and by InterDigital to conduct incoming Product inspections. The initial inspection regulations and standards are attached hereto as Exhibit "A".

1.12 "Technical Material" shall mean designs, patterns, drawings, plans, specifications, development processes, worksheets, and any other information, manuals, documents, notes, letters, records, computer programs, molds, dies, tooling, equipment and similar property.

1.13 "Work" shall mean the efforts undertaken by Kenwood to manufacture, ship, and, as necessary, rework, repair or replace Products.

2.       PRODUCTION SCOPE

2.1 Production. Upon (i)successful development and acceptance of the Pre-Production Model, Engineering Specifications and production test data under the Development Agreement, and (ii) the finalization of the Outgoing and Incoming Inspection Regulations and Standards pursuant to
         Section 1.11 hereto, InterDigital shall order and purchase from Kenwood and Kenwood shall manufacture for and sell to InterDigital Products in accordance with (i) the Engineering Specification and Pre-Production Model,(ii) this Agreement and (iii) the schedule established as set forth in Section 3.1.

2.2 Minimum Purchase Amount. Kenwood agrees to manufacture and deliver and InterDigital agrees to purchase Fifty Thousand (50,000) units of the Product prior to December 29, 1997, subject to the parties' termination rights as set forth in Section 9.

2.3 Frequency Variation. Kenwood shall produce under this Agreement Products having frequency variation from the Pre-Production Model, provided, however, that (i) such modified Product shall have been developed and approved under the Development Agreement, and (ii) the minimum production quantity per frequency variation shall be no less than One Thousand (1,000) units of Products. With the exception of those two conditions, all other provisions of this Agreement shall be equally applicable to Products with frequency variation.

2.4 Supplier Relationship. As of the Effective Date, Kenwood is InterDigital's only provider of Products. In the event InterDigital decides, in its sole discretion, to manufacture Products itself or have any third party manufacture Products for it, InterDigital shall promptly advise Kenwood in writing to that effect.

2.5 InterDigital Supply. InterDigital shall ship to Kenwood at InterDigital's cost and risk the duplexers and, if agreed to by the parties, the High Power Amplifier ("InterDigital Components") which shall be received by Kenwood at its plant at least sixty (60) days prior to Delivery Date. Kenwood shall not be liable for (i) failing to meet Delivery Date to the extent such failure is attributable to InterDigital's failure to ship InterDigital Components on a timely basis, or (ii) non-conformity to the Engineering Specifications or Outgoing and Incoming Inspection Regulations and Standards resulting from the failure or defect of InterDigital Component. In the event such failure or defect of InterDigital Component shall be found, Kenwood will notify InterDigital in writing the detail of failure or defect and if the failure or defect rate is estimated more than three percent (3%), Kenwood may stop mass-production and InterDigital and Kenwood shall find a solution or countermeasure in good faith and re-establish Delivery Date of Products of stopped production and future production of products. Kenwood shall be responsible to the failure or damage of InterDigital Component which result from Kenwood's improper handling, storage, mounting to the PCB or alignment.

3.       ORDER AND ROLLING FORECAST

3.1 Rolling Forecast. InterDigital shall at the beginning of each month, provide Kenwood with (i) a Purchase Order for Products it requires Kenwood to deliver within 6 months from the date of such Purchase Order ("Delivery Date"), and (ii) a forecast of InterDigital's Product requirements for the 5 month period following the month in which such Purchase Order was issued. Kenwood shall provide InterDigital with written confirmation of receipt of the Purchase Order, including whether Kenwood can meet the Delivery Date. It is mutually agreed that the standard production lead-time shall be five (5) months from the Purchase Order issue date and the standard Delivery Date shall be at the end of the fifth month.

3.2 Purchase Order Requirements. The Purchase Order shall include the following information:

         (A)      Date of issue and purchase order number
         (B)      Quantity of Product to be delivered
         (C)      Total price
         (D)      Required Delivery Date
         (E)      Shipping instructions and Shipping Destination
         (F)      Reference to this Agreement
         (G)      Authorized signature

         In the event of a conflict between the Purchase Order and the terms of this Agreement, this Agreement shall control.

3.3 Additional Requirements. InterDigital may, from time to time, notify Kenwood in writing if (i) InterDigital's Product requirements exceed the amount specified in a Purchase Order and (ii) InterDigital desires Kenwood to supply additional Products. Kenwood will use all reasonable efforts to meet InterDigital's additional Product requirements.

3.4 Forecast Accuracy. InterDigital shall use reasonable efforts to provide accurate forecasts of Product requirements. With the exception of the firm Purchase Orders, and subject to InterDigital's minimum purchase requirements set forth in Section 2.2 hereto, however, InterDigital shall have no liability to Kenwood for changes to the Product forecasts.

4.       PRICE AND PAYMENT

4.1 Price. The base price for each unit of Product, excluding HPA mounting, testing and related adjustment costs, shall be US$ *, FCA (except that Kenwood shall also pay marine insurance)(Shipping Location)(according to Incoterms 1990), payable in J(Y) at the exchange rate determined in
         Section 4.3 hereto. The additional cost for HPA mounting, testing and related adjustment shall be subject to agreement between the parties.

4.2 Schedule. InterDigital shall pay Kenwood for Products forty-five (45) days prior to the Delivery Date.

----------
* Confidential treatment has been requested for the deleted text, which has been filed separately with the Securities and Exchange Commission.

4.3 Price Adjustments. The base price set forth in Section 4.1 shall be valid during the term of this Agreement; provided, however, that, the price for units included in each Purchase Order shall be adjusted in the event that the closing middle exchange rate at New York market as of the date of such Purchase Order (the "Current Rate"), fluctuates plus or minus five (5) percent from the base exchange rate ((Y)100/US$)(the "Base Rate"). Both parties shall share equally any exchange loss or profit by using a new exchange rate for the Purchase Order quantity by using a calculated exchange rate, which shall be derived as follows:

                            Base Rate + Current Rate
                            ------------------------
                                       2


5.       DELIVERY AND TITLE

5.1 Shipping Requirements. Kenwood shall ship the Products FCA (except that Kenwood shall also pay marine insurance)(Shipping Location)(Incoterms
         1990). Kenwood shall also arrange for shipping to the Port of Philadelphia, Pennsylvania, or such other destination as InterDigital may prescribe in the Purchase Order, such costs (including freight and importation fees but excluding insurance) to be paid by InterDigital. Notwithstanding the foregoing, Kenwood shall bear the Risk of Loss to all Products, work in progress, materials, tools and other things independent of title until placed on the loading dock at the Shipping Destination.

5.2 Packaging and Other Requirements. Unless otherwise specified by InterDigital in writing, Kenwood shall properly pack, box, crate or prepare all Products for shipment so as to prevent damage in transit and to ship in accordance with the requirements of common carriers in a manner to secure lowest transportation cost.

5.3 Product Title. Title to the Product shall pass to InterDigital when the Product has been placed on the loading dock at the Shipping Location.

5.4 Delivery Date. ALL TIME LIMITS STATED IN THIS AGREEMENT AND IN ANY PURCHASE ORDER ARE OF THE ESSENCE OF THIS AGREEMENT. Kenwood shall ensure that Product shipments are made on or before the Delivery Date as set forth in Section 3.1. Kenwood shall make up delays at its expense by, among other things, providing additional people and shifts, as required.

6.       QUALITY ASSURANCE/INSPECTIONS

6.1 ISO Standards. Kenwood warrants that it and, to the extent commercially practicable, its key contractors and suppliers, are certified according to ISO 9001 and shall remain so at all times pertinent to Kenwood's performance hereunder.

6.2      Inspection Procedure Approval. Prior to the Kenwood's commencement of

         Product mass-production, Kenwood and InterDigital shall finalize and agree upon the Outgoing and Incoming Inspection Regulations and Standards.

6.3 Outgoing Product Inspection. Kenwood shall inspect the Products in accordance with the Outgoing and Incoming Inspection Regulations and Standards. Kenwood, at its sole cost and expense, shall perform any repairs, rework or modifications to, or provide replacement Products for, any Products not meeting the Outgoing and Incoming Inspection Regulations and Standards.

6.4 Incoming Product Inspection. Within thirty (30) days after the Products are received by InterDigital at the Shipping Destination, InterDigital shall inspect Products in accordance with the Outgoing and Incoming Inspection Regulations and Standards. InterDigital has the right to reject any Products found to have a Defect, except if such Defect is the result of the failure or defect of an InterDigital Component. Upon completion of such inspection, InterDigital shall promptly notify Kenwood of the results of the inspection, including whether or not the Products are acceptable. InterDigital's acceptance of Products or its payment therefor shall not relieve Kenwood of any of its obligations hereunder or impose any duty on InterDigital with regard to the Products.

6.5 Nonconforming Products. If InterDigital identifies any Defects in Products ("Nonconforming Products"), Kenwood and InterDigital shall discuss in good faith the appropriate method for curing the Nonconforming Products, including whether the Nonconforming Products should be returned to Kenwood or repaired in the U.S.A., either by Kenwood or InterDigital; provided, however, that InterDigital, after such good faith discussions, may elect, in its sole discretion, the appropriate and reasonable means for curing the Nonconforming Product, and Kenwood shall promptly undertake such efforts. In all cases, all the expenses incurred to cure the Defect(s) shall be borne by Kenwood.

6.6 On-Site Inspections. Upon reasonable advance written notice, Kenwood shall allow InterDigital, its authorized representatives and customers for the Product to observe and inspect the Work, including materials and supplies being used, subject to Kenwood's then-existing confidentiality restrictions and security and safety requirements.

7.       CHANGES

7.1 Purchase Orders. InterDigital may cancel, or make reductions, in the amount of Products included in a Purchase Order, subject to the cancellation charges set out in Section 9.4. InterDigital may also defer delivery of Products under a Purchase Order for up to two (2) months, subject to the following charges and limitations set forth below:

         a) InterDigital may request deferral of Product Delivery by written request of more than thirty (30) days prior to mutually agreed Delivery Date ("Original Delivery Date").

         B) Kenwood will accept such deferral of Product delivery request if the deferral is up to thirty (30) days from Original Delivery Date without any charge to InterDigital.

         C) In the event the deferral request is for more than thirty (30) days from Original Delivery Date, Kenwood shall stop production and a new Delivery date shall be re-negotiated and established between Interdigital and Kenwood. InterDigital shall pay Kenwood the delayed interest which shall be calculated by using annual rate of four (4)percent, number of deferral days and deferral Product amount.

7.2 Design Changes. Kenwood shall not make any changes to the design of Product unless authorized in writing by InterDigital; provided, however, that Kenwood shall promptly advise InterDigital of all reasonably available technological advances which are known or become known to Kenwood over the course of performance of its obligations under this Agreement which may result in the Product having added value (i.e., better performance, design, material or longer useful life) to InterDigital. Should InterDigital elect to incorporate such advances, InterDigital shall do so by written notice to Kenwood, including whether InterDigital desires Kenwood to first develop a prototype incorporating such advances. Within thirty (30) days of receipt of such notice, Kenwood shall notify InterDigital in writing of the cost and schedule for implementing the advances, including producing a prototype, such costs to be determined on a comparable basis with those incurred under the Development Agreement and hereunder. InterDigital shall promptly notify Kenwood in writing as to whether Kenwood should proceed with such development.

8.       CONFIDENTIAL INFORMATION

8.1 Designation of Confidential Information. All information relating to the Product provided by either party to the other, whether before or after the date hereof and whether oral or written and transactions contemplated in this Agreement, shall be and is hereby deemed to be confidential and proprietary information (hereinafter called "Confidential Information"). Neither party shall be obligated to specifically identify any information as to whether the protection of this Section is desired by any notice, legend, or other action.

8.2 Nondisclosure. A party receiving Confidential Information shall not, without the prior written consent of the party disclosing such information, (i) use any portion of the Confidential Information for any purpose other than in connection with the performance of this Agreement, or (ii) disclose any portion of the Confidential Information to any persons or entities other than the employees and consultants of receiving party, its subcontractor or its affiliated companies, who reasonably need to have access to the Confidential Information in connection with the performance of this Agreement; provided, however, that such employees and consultants shall be informed of the confidentiality requirements herein and shall be required to execute an agreement having terms consistent with those provided in this Section 8; and provided further that the receiving party shall be responsible for any breach of the confidentiality requirements by such employee or consultants.

8.3 Exceptions. Notwithstanding the foregoing, a receiving party shall not be liable for disclosure of Confidential Information, or part thereof, if the receiving party can demonstrate that such Confidential
         Information:

         (A)      was in the public domain at the time it was disclosed;
         (B) has been known to or in the possession of the party receiving it at the time of receipt;
         (C) is known to the receiving party from a source other than the disclosing party without breach of this Section by the receiving party; or
         (D) has been disclosed to the government of the receiving party or its agent in accordance with its order.

8.4 Limitations. Notwithstanding the foregoing, nothing in this Section shall be deemed to limit or alter InterDigital's rights under Section 13 ("Intellectual Property").

8.5 Survival. The provisions of this Article shall survive termination, cancellation or expiration of this Agreement for five (5) years from the date of such termination, cancellation or expiration.

9.       TERM, TERMINATION AND EXPIRATION

9.1 Term. This Agreement shall be effective upon the Effective Date and, unless earlier terminated as provided herein, shall be valid and in force for a period of two (2) years thereafter. The parties may extend this Agreement my mutual written agreement.

9.2 Termination Without Cause. Notwithstanding any provision of this Agreement to the contrary, InterDigital may, after having purchased 50,000 Products from Kenwood and upon thirty days' prior written notice to Kenwood, terminate this Agreement without cause and liability, except that InterDigital shall pay Kenwood for all cancellation charges, as set forth in Section 9.4.

9.3 Termination for Cause. Upon written notice to the other party, a party may terminate this Agreement as provided below:

         (A) for either party at any time, without liability, if the other party becomes insolvent, or a petition of bankruptcy is filed, or any similar relief is filed by or against such party, or a receiver is appointed with respect to any of the assets of such party, or a liquidation proceeding is commenced by or against such party;

         (B) for either party at any time, without liability, if the other party fails to correct or cure any material breach of any covenant or obligation under this Agreement within thirty (30) calendar days after receipt by such party of a written notice from the other party specifying such breach; or

         (C) for InterDigital if InterDigital has not secured sufficient Customer Agreements to require Kenwood to produce Products, even on a sole source basis; provided, however, if InterDigital has not purchased 50,000 Products from Kenwood, InterDigital, upon termination, shall pay Kenwood(i) all cancellation charges, as set forth in Section 9.4, on the Purchase Orders submitted to Kenwood; and (ii) a "Buyout Amount" equal to the present value (calculated as of the date of termination and using a discount rate of 8%) of 10% of the purchase price for each month's projected Product deliveries after such termination (excluding any firm Purchase Orders), with such deliveries being sufficient to make up the difference between the 50,000 minimum purchase quantity and the number of units purchased by InterDigital up to the date of termination, including firm purchases.

9.4 Cancellation. InterDigital may cancel any Purchase Order, in whole or in part, at any time. In such event, InterDigital shall pay the following cancellation charges to Kenwood with respect to the canceled order or part thereof:

         Number of Days Between
         Notice of Cancellation                             Cancellation Charge
         and Delivery Date                                  Per Unit of Product
         ----------------------                             -------------------
                0-90 days                                     Non-cancelable
              91-150 days                                           80%
            Over 150 days                                            0%

         (A) Cancellation charges are expressed as a percentage of the purchase price of a Product that would have been applicable had it not been canceled. Payment of the applicable cancellation charges, if any, shall be invoiced by Kenwood and paid by InterDigital within thirty (30) days of receipt of such invoice.

         (B) Other than the above-stated cancellation charge, and subject to InterDigital's minimum purchase obligation, InterDigital shall have no further liability to Kenwood for canceled orders.

9.5 Return of Confidential Information. Upon the expiration or termination of this Agreement, each party shall return to the other party all Confidential Information of the other party together with all copies made therefrom, except to the extent such information is required by InterDigital to exercise its rights under Section 13.

9.6 Survival/Final Delivery. The following provisions shall survive the termination or expiration of this Agreement: Article 9.6, Article 10,
         Article 12, Article 13, Article 14, Article 17, Article 20, Article 21,
         Article 23, Article 24, and Article 25. In addition, any provision of this Agreement necessary for a party to exercise rights or obligations arising prior to expiration or termination shall survive such expiration or termination. Further, in the event of termination (except by Kenwood for cause), InterDigital shall be entitled, at its option, to receive delivery of Products for which a Purchase Order was issued prior to the date of termination.

10.      WARRANTY

10.1 Warranty. Kenwood warrants that the Products furnished under this Agreement comply with the Engineering Specifications, and are free from defects in material, design and workmanship.(the "Warranty") for a period of eighteen (18) months commencing from InterDigital's acceptance of a Product (the "Warranty Period").

10.2 Notification/Remedy. InterDigital shall promptly notify Kenwood of any Products not meeting the Warranty ("Defective Products"). Kenwood shall, at its expense, including all costs of transportation to the Shipping Destination, provide replacements for such Products within 60 days of such notification. The period of Warranty for all replacement Products shall be eighteen (18) months commencing from InterDigital's acceptance of the replacement Product. In addition, Kenwood shall pay InterDigital, as liquidated damages for InterDigital's labor costs related to Product replacement, * (*) U.S. Dollars for each Defective Product. Unless otherwise requested by Kenwood, InterDigital shall return the Defective Product to Kenwood at Kenwood's cost and expense. Upon receipt of the defective product, Kenwood shall conduct analysis of cause and report to InterDigital. If Kenwood determines that the Defective Product is defective on breach of warranty as set forth in
         Section 10, all the expenses shall be born as set forth in Section
         10.2. If Kenwood determines otherwise and Interdigital agrees (which agreement shall not be uncommonly with held), InterDigital shall pay the price of Product and all the relevant expenses incurred for such replacement including, without limitation, ocean or air freight, import duty and custom clearance expenses and replacement charge of U.S. Dollars of each Defective Product.

10.3 Marking. Kenwood will include serial numbers and/or date stamps, as agreed to by InterDigital, on each Product to facilitate the Warranty tracking. For all replaced Products, Kenwood shall provide suitable notice either on the Product or in the Product packaging to permit warranty tracking of replaced Products.

10.4 Non-Waiver. This Warranty shall survive delivery and shall not be deemed waived by inspection, acceptance or payment by InterDigital pursuant to any provision of this Agreement or the Development Agreement. No representations given to Kenwood by an employee or agent of InterDigital shall be construed as a waiver of InterDigital's rights hereunder.

10.5 Warranty Limitation. The Warranty does not extend to Products which fail or are damaged after delivery to InterDigital due to (i) InterDigital's improper handling, storage, operation, installation, use or maintenance thereof,(ii) InterDigital's improper assembly of the Product or subscriber unit or improper re-adjustment of the Product, or

----------
* Confidential treatment has been requested for the deleted text, which has been filed separately with the Securities and Exchange Commission.

         (iii) Products which fail or are damaged due to a cause attribute to an InterDigital Component or to other circuits or components (other than the Product) manufactured by InterDigital.

10.6 Title Warranty. Kenwood warrants that all Products, at delivery, are free and clear of all encumbrances and have fully marketable title.

10.7 LIMITATION. THE WARRANTIES AND ASSOCIATED REMEDIES SET FORTH IN THIS SECTION ARE EXPRESSLY IN LIEU OF AND INTERDIGITAL WAIVES ALL OTHER WARRANTIES AND ASSOCIATED REMEDIES, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, ALL IMPLIED TERMS AND CONDITIONS AND WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.      OUT-OF-WARRANTY SERVICE

         After the Warranty Period, InterDigital may repair Products and purchase from Kenwood service parts at the prices quoted by Kenwood. Kenwood shall provide replacement parts and/or Products during the term of this Agreement and for two years thereafter.

12.      INSURANCE AND INDEMNIFICATION

12.1 Indemnification. Either party shall, to the maximum extent permitted by law, indemnify and hold harmless the other party, its affiliates and subsidiaries and all offices, directors, employees and agents of such companies (collectively, "Indemnified Parties"), from against. For and in respect of any and all claims, investigations, proceedings, injuries, demands, liabilities, losses, expense, including without limitation attorney's fees, damages, judgements or settlements arising out of or resulting from the performance or non-performance under this Agreement of Either party, anyone directly or indirectly employed by either party or anyone whose acts either party may be liable. The obligations under this paragraph shall not be (a) construed to negate, abridge or otherwise reduce any other rights or obligations of indemnity which would otherwise exist as to any provisions or limits of insurance required by this Agreement.

12.2 Insurance. Each party shall secure and maintain insurance commensurate with the obligations and potential liabilities arising under this Agreement. Each party shall, upon the request of the other party, provide a description of the coverage secured, including deductibles, exclusions, term, and policy limits.

12.3 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY OTHER KIND INCURRED ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

13.      INTELLECTUAL PROPERTY

13.1 Pre-Existing Intellectual Property. Except as provided in Section 13.2, nothing contained in this Agreement will be deemed to grant to either party, either directly or by implication, estoppel or otherwise, any title, ownership, license, or any interest whatsoever in, of or to Intellectual Property or Technical Material of the other party, whether existing prior to the Effective Date or developed thereafter.

13.2 Developed Proprietary Information. The Technical Material supplied or made specifically by Kenwood (or its contractors) under this Agreement and any Intellectual Property hereunder developed, produced or created by Kenwood (or its contractors) (collectively "Developed Information") shall be the joint property of InterDigital and Kenwood, subject to the following terms and conditions:

         (A) InterDigital may use, sell, license, or otherwise transfer the Developed Information without any accounting to Kenwood; provided, however, that InterDigital shall notify Kenwood of any license, sale, or other transfer of the Developed Information to a third party;

         (B) Kenwood may use the Developed Information for only the manufacture of Products for InterDigital;

         (C) InterDigital shall have the right to apply for any patents arising out of Developed Information, in Kenwood and InterDigital's name. Kenwood shall execute all documents reasonably required for such applications. InterDigital shall provide Kenwood with advance copies of significant patent application filings for review and comment and will consider such comments in good faith. InterDigital and Kenwood shall share equally the cost of such patent filings; provided, however, that Kenwood may elect not to have joint ownership in such patents in which event Kenwood shall assign all of such patent rights to InterDigital and execute all documentation required for InterDigital to obtain patent protection in its name and at its sole expense.

         (d) Developed Information shall not include knowledge, manufacturing process or designs or products developed, produced, or created by Kenwood (or its contractors) prior to the commencement of the Work or other than in conjunction with the Work.

13.3 Use of Third Party Intellectual Property Rights. In manufacturing the Product, Kenwood shall not use or rely on any method, process, product or other tangible or intangible element requiring the payment of royalties without the express written consent of InterDigital. To the extent that InterDigital consents to Kenwood's use of any license or other right under any patents or patent application to perform the Work or develop, manufacture or supply the Products under this Agreement, Kenwood shall pay all royalties and license fees required pursuant thereto.

14.      ARBITRATION

         Any controversy, dispute, or claim arising out of or relating to this Agreement, any modification or extension hereof, or any breach hereof (including the question whether any particular matter is arbitrable hereunder) which has not been settled after a meeting of the parties in a good faith effort to resolve their differences shall be resolved exclusively by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators chosen in accordance with said rules unless the parties agree to use fewer arbitrators. The arbitration shall take place in Paris, France and shall be conducted in English. The award of such arbitration shall be final and binding on both parties.

15.      FORCE MAJEURE

         If either party's performance of this Agreement is interfered with by reason of any circumstance beyond the reasonable control of the party affected, including without limitation, war (whether an actual declaration thereof is made or not), sabotage, insurrection, rebellion, riot or other act of civil disobedience, act of a public enemy, failure or delay in transportation, failure of or delay in performance of InterDigital's or Kenwood's obligations under this Agreement due to act of any government or any agency or subdivision thereof, judicial action, labor dispute, fire, accident, explosion, epidemic, storm, flood, earthquake, or other Act of God, or shortage of labor , fuel, raw material, or machinery, then the party affected shall be excused from such performance, but only for the period of time occasioned by such event. A party claiming a force majeure shall notify the other party within 10 working days of such force majeure event, providing the type of event, the expected delay, and the efforts being taken to minimize such delay. If any such interference extends for more than Ninety (90) days, both parties shall discuss to seek for the best course of action.

16.      NOTICES

16.1 Notice Requirements. Any notices required to be given under this Agreement shall be sent by registered air mail, facsimile or hand delivery to the other party at the address listed below:


         To InterDigital:
         ----------------

         INTERDIGITAL COMMUNICATIONS CORPORATION
         781 Third Avenue, King of Prussia
         Pennsylvania 19406-1409, USA
         Attn: WILLIAM J. MERRITT
         Tel: 610-878-5700
         Fax: 610-878-7844



         To Kenwood:
         -----------

         KENWOOD CORPORATION
         1-14-6, Dogenzaka
         Shibuya-ku, Tokyo 150 Japan

         Attn: Katsuhito Ohashi
         Tel: 03-5457-7158
         Fax: 03-5457-7160

16.2 Receipt. Notices given pursuant to Section 16.1 shall be deemed to have been received Five (5) business days after sending in the case of registered air mail and at the time of receipt of the receiving party in the case of hand delivery and facsimile, unless earlier confirmed by the receiving party.

17.      SEVERABILITY

         In the even that, for any reason, any portion of this Agreement shall be determined to be illegal, unlawful or unenforceable, the remaining provisions of this Agreement shall, nevertheless remain in full force and effect and this Agreement shall be construed as if the illegal, unlawful or unenforceable provisions were not contained herein.

18.      SUBCONTRACTING

         Kenwood shall not subcontract any of the Work without the express written consent of InterDigital. Kenwood's use of subcontractor's shall not relieve Kenwood of its obligations hereunder and Kenwood shall be liable to InterDigital for all the acts and omissions of any subcontractor as if such act or omissions were made by Kenwood.

19.      LIENS.

         Kenwood shall not make nor permit to be made any attachments to the Product, or components thereof, of liens, encumbrances or claims for labor or material. Kenwood shall promptly remove and shall protect and hold InterDigital harmless from all such claims, liens and encumbrances arising from the manufacture, assembly and transit of the Product.

20.      WAIVER

         Any failure of either party to enforce at any time or for any period, any provisions of thus Agreement shall not be construed as a waiver of such provisions or of the right of the party thereafter to enforce each and every provision.

21.      ASSIGNMENT

         This Agreement shall not be assignable by either party without the prior written consent of the other party; provided, however, that either party may assign this Agreement to a subsidiary or affiliate of the assigning party by written notice to the other party.

22.      AMENDMENT

         This Agreement shall not be amended, altered, or modified except by an instrument in writing duly executed by the parties hereto.

23.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments, or understandings with respect to the matters provided for herein.

24.      HEADINGS

         Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof.

25.      GOVERNING LAW

         This Agreement sets forth the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York. Each party irrevocably submits to the jurisdiction of the courts of the state or country of the other party solely for the purposes of requiring the other party to submit to arbitration as required hereunder and for enforcing any award granted thereunder. Process may be served on either party by certified or registered U.S. mail or by globally recognized express mail service.

26.      TAXES.

         It is understood than no taxes, assessments, excises, duties, impositions or licenses will be levied, assessed or imposed on Kenwood by the U.S. Government on account of the Work or the Products. If, however, any such taxes, assessments, excises, duties, impositions, or licenses are levied, assessed or imposed on Kenwood by the U.S. Government on account of the Work or the Products, (excluding taxes on income) they shall be borne by InterDigital and all payments owing to Kenwood hereunder shall be net of any such taxes, levies or charges required to be withheld with respect to such payments.

27.      INDEPENDENT CONTRACTOR

         In making and performing this Agreement, InterDigital and Kenwood act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, joint venture, partnership or employer and employee relationship between InterDigital and Kenwood.

28.      LABELING

         At InterDigital's request, Kenwood shall place appropriate notices or labels on all Products, and component parts thereto, being manufactured for InterDigital pursuant to this Agreement to indicate ownership by InterDigital. To the extent reasonably possible, the Product, and component parts thereto, shall be stored separately from other inventory and conspicuously marked with labels indicating ownership by InterDigital.

29.      PUBLIC ANNOUNCEMENTS.

         Except as may be required by law, neither party shall issue any press release or make or cause to be made any public disclosure of this Agreement without the prior written consent of the other party.



                            [SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned parties have duly executed this Agreement in duplicate effective on the day first written above.

                                       INTERDIGITAL COMMUNICATIONS CORPORATION

Attest

/s/ Adrienne G. Juskalian               By /s/ Mark Lemmo
-------------------------------         -----------------------------------
                                        Title General Manager



                                         KENWOOD CORPORATION

Attest

/s/ D. Ahasui                           By /s/ Y. Morimoto
--------------------------------        -----------------------------------
                                        Title General Manager
                                              Strategic Business Development
                                              Department, R & D Division